UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 20, 2016

(Date of earliest event reported)

Banyan Rail Services Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 324-A, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

(561) 997-7775 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On April 20, 2016, the previously announced asset purchase agreement (the “Purchase Agreement”), dated February 16, 2016, between Banyan Rail Services Inc. (the “Corporation”), Thermocast Acquisition Corp., a Delaware corporation (“Thermocast Acquisition”) and a wholly-owned subsidiary of the Corporation, International Thermocast Corporation, a Georgia corporation, The Dekor Corporation, a Georgia Corporation (collectively, “Sellers”), and Mark Anderson, an individual resident of the State of Georgia and the sole shareholder of Sellers, for the purchase of Sellers’ business was terminated by Thermocast Acquisition. Thermocast Acquisition terminated the Purchase Agreement in accordance with its right to terminate such agreement pursuant to Section 8.1.5 thereunder.

Also on April 20, 2016, the previously announced Real Estate Purchase Agreement, dated February 16, 2016, between Thermocast Acquisition and Anderson Investment Management, Inc. (“Anderson Investment”), an affiliate of Sellers, for the purchase of Anderson Investment’s real property, including its buildings, improvements, easements and appurtenant rights and privileges, located at 189 Etowah Industrial Court, Canton, Georgia, was terminated. Thermocast Acquisition terminated the Real Estate Purchase Agreement in accordance with its right to terminate such agreement due to the parties’ failure to consummate the transactions contemplated by the Purchase Agreement.

All of the transactions contemplated in the Purchase Agreement and the Real Estate Purchase Agreement are collectively referred to as the “Transaction.”

The foregoing description of the Transaction is not complete and is qualified in its entirety by reference to the Purchase Agreement and the Real Estate Purchase Agreement, filed as Exhibits 10.1 and 10.2 to the Current Report on Form 8-K dated February 18, 2016, incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

	By:	/s/ Christopher J. Hubbert
Name: Christopher J. Hubbert Title: Secretary

Dated April 20, 2016